EXHIBIT 3.2

CERTIFICATE OF ELIMINATION OF

7 5/8% SERIES F CUMULATIVE REDEEMABLE

PREFERRED STOCK OF HEALTH CARE REIT, INC.

Pursuant to Section 151 of the General Corporation Law of the State of Delaware

                The undersigned duly authorized officer of Health Care REIT, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Company”), does hereby certify as follows:

1.             That, pursuant to Section 151 of the General Corporation Law of the State of Delaware, the Board of Directors of the Company adopted the resolutions set forth below on January 26, 2012, authorizing a decrease in the number of shares designated as 7 5/8% Series F Cumulative Redeemable Preferred Stock, $1.00 par value per share (“Series F Stock”), from 7,000,000 shares to zero shares.

2.             That, pursuant to Section 151 of the General Corporation Law of the State of Delaware, such resolutions shall have the effect of eliminating from the certificate of incorporation of the Company all matters set forth in the Certificate of Designation of the Series F Stock.

3.             That no shares of Series F Stock remain issued and outstanding.

RESOLUTIONS ADOPTED BY THE BOARD OF DIRECTORS

                RESOLVED,  that no further shares of Series F Stock shall be issued subject to the Certificate of Designation of the Series F Stock previously filed with the Secretary of State of the State of Delaware.

                RESOLVED FURTHER, that the number of shares designated as Series F Stock be reduced to zero, which is the number issued and outstanding following the redemption of all the shares of Series F Stock, in order to allow the 7,000,000  redeemed shares to resume their status as authorized but undesignated shares of preferred stock of the Company, par value $1.00 per share, pursuant to Section 151 of the General Corporation Law of the State of Delaware, such shares thereafter to be available for designation in the future as part of a different series.

                RESOLVED FURTHER, that George L. Chapman, Scott A. Estes, Jeffrey H. Miller, Erin C. Ibele and Michael A. Crabtree be, and each of them hereby is, authorized and directed in the name and on behalf of the Company, to execute a Certificate of Elimination of the Series F Stock, as well as such other certificates or instruments as may be required, to be filed with the Secretary of State of the State of Delaware to evidence the reduction in the number of shares designated as Series F Stock and the elimination from the certificate of incorporation of the Company all matters set forth in the Certificate of Designation of the Series F Stock, such elimination to be effective upon the filing with the Secretary of State of the State of Delaware of such Certificate of Elimination of the Series F Stock.

                RESOLVED FURTHER, that the officers of the Company be, and each of them hereby is, authorized and directed to execute, acknowledge, and deliver such agreements and other instruments, and to take or cause to be taken such actions, as they, or any of them, may deem necessary or advisable to carry out and to otherwise accomplish the purpose and intent of these resolutions.

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                IN WITNESS WHEREOF, the undersigned has executed and subscribed this certificate and does affirm the foregoing as true under the penalties of perjury this 2nd day of August, 2013.

                                                                                                /s/ George L. Chapman

                                                                                                George L. Chapman

                                                                                                Chairman, Chief Executive Officer and President

ATTEST:

/s/ Erin C. Ibele

Erin C. Ibele

Senior Vice President–Administration and Corporate Secretary